 EXHIBIT 23.2

CONSENT OF WESTERN WATER CONSULTANTS, INC.

We hereby consent to the incorporation by reference of any mineral resource and other analyses performed by us in our capacity as an independent consultant to Ur-Energy Inc. (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, in this Registration Statement on Form S-3, or in any prospectuses or amendments or supplements thereto. We also consent to all references to us contained in or incorporated by reference in such Registration Statement, including in the prospectus under the heading “Experts.”

Date: June 28, 2023	WESTERN WATER CONSULTANTS, INC., d.b.a. WWC ENGINEERING
/s/ Western Water Consultants, Inc., d.b.a. WWC Engineering